CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated August 29, 2011 with respect to the financial statements and financial highlights of the Bruce Fund appearing in the June 30, 2011 Annual Report to Shareholders on Form N-CSR, which is incorporated by reference in this Post Effective Amendment No. 36 to Registration Statement No. 002-27183 on Form N-1A (the “Registration Statement”).  We consent to the incorporation by reference in the Registration Statement of the aforementioned report and to the use of our name as it appears under the captions “Financial Highlights” in the Prospectus and “Disclosure of Portfolio Holdings” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ Grant Thornton LLP

Chicago, Illinois
October 28, 2011